FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-06

Sent:  Monday, August 07, 2017 9:17 AM
Subject:  GSMS 2017-GS7 -- New Issue Announcement (Public)(external)

GSMS 2017-GS7 -- New Issue Announcement (Public)(external)

$930.213mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:  Goldman Sachs & Co. LLC

Co-Managers:  Academy Securities, Inc. and Drexel Hamilton, LLC

Class	Moody’s/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	U/W NOI Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	18.155	2.87	30.000%	40.2%	16.1%
A-2	Aaa(sf)/AAAsf/AAA(sf)	56.176	4.86	30.000%	40.2%	16.1%
A-3	Aaa(sf)/AAAsf/AAA(sf)	315.000	9.66	30.000%	40.2%	16.1%
A-4	Aaa(sf)/AAAsf/AAA(sf)	340.612	9.79	30.000%	40.2%	16.1%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	27.207	7.30	30.000%	40.2%	16.1%
A-S	Aa3(sf)/AAAsf/AAA(sf)	74.363	9.88	23.125%	44.1%	14.7%
B	NR/AA-sf/AA(sf)	47.322	9.88	18.750%	46.6%	13.9%
C	NR/A-sf/A(sf)	51.378	9.88	14.000%	49.4%	13.1%

Collateral Summary

Initial Pool Balance:	$1,081.644mm
Number of Mortgage Loans:	32
Number of Mortgaged Properties:	35
Average Cut-off Date Mortgage Loan Balance:	$33.801mm
Weighted Average Mortgage Interest Rate:	4.4444%
Weighted Average Remaining Term to Maturity (mos):	115
Weighted Average Remaining Amortization Term (mos):	359
Weighted Average Cut-off Date LTV Ratio:	57.4%
Weighted Average Maturity Date LTV Ratio:	53.3%
Weighted Average Underwritten DSCR Ratio:	2.20x
Weighted Average Debt Yield on Underwritten NOI:	11.3%
% of Mortgage Loans with Mezzanine Debt:	30.9%
% of Mortgage Loans with Subordinate Debt:	16.4%
% of Mortgage Loans with Preferred Equity:	14.5%
% of Mortgaged Properties with Single Tenants:	13.0%

Property Type:	50.4% Office, 16.8% Retail, 14.4% Mixed Use, 11.5% Hospitality – Full Service, 6.8% Multifamily

Top 5 States:	29.0% NY, 26.0% CA, 10.3% TX, 7.4% DC, 5.0% FL

Anticipated Timing

Global Investor Call:	Tuesday, Aug 8th
Anticipated Pricing:	Late Week of Aug 7th
Anticipated Closing:	Aug 24, 2017

Global Investor Call Details

Date:	Tuesday, Aug 8th
Time:	2:00PM ET
US/CAN Toll Free:	888-245-1030
Passcode:	8462002

Preliminary Offering Materials

Term Sheet

Annex A

Preliminary Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.